                                                                      EXHIBIT 11


             PHARMACEUTICAL MARKETING SERVICES INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                FOR THE YEARS ENDED JUNE 30, 1995, 1996 AND 1997


                                                           1995          1996           1997
                                                        -----------   -----------    -----------
PRIMARY EARNINGS PER SHARE
Common shares outstanding                                12,970,571    13,123,998     13,186,564
Assumed exercise of certain stock options                    82,821           --         110,757
                                                        -----------   -----------    -----------
                                                         13,053,392    13,123,998     13,297,321
                                                        ===========   ===========    ===========

Income (loss) from continuing operations (in thousands) $     5,312   $      (709)   $     4,661
Loss from discontinued operations, net (in thousands)          (131)       (8,915)        (9,914)
                                                        -----------   -----------    -----------
Net income (loss) (in thousands)                        $     5,181   $    (9,624)   $    (5,253)
                                                        ===========   ===========    ===========

Primary income (loss) per share continuing              $      0.41   $     (0.05)   $      0.35
Primary loss per share discontinued                           (0.01)        (0.68)         (0.75)
                                                        -----------   -----------    -----------
Net income (loss) per share                             $      0.40   $     (0.73)   $     (0.40)
                                                        ===========   ===========    ===========


FULLY DILUTED EARNINGS PER SHARE

Common shares outstanding                                12,970,571    13,123,998     13,186,564
Assumed exercise of certain stock options                    82,821            --        110,757
Assumed conversion of convertible debentures                     --            --             --
                                                        -----------   -----------    -----------
                                                         13,053,392    13,123,998     13,297,321
                                                        ===========   ===========    ===========

Income (loss) from continuing operations (in thousands) $     5,312   $      (709)   $     4,661
Loss from discontinued operations, net (in thousands)          (131)       (8,915)        (9,914)
                                                        -----------   -----------    -----------
Net income (loss) (in thousands)                              5,181        (9,624)        (5,253)

Reduction in interest expense following conversion               --            --             --
                                                        -----------   -----------    -----------
Revised net income (loss) (in thousands)                $     5,181   $    (9,624)   $    (5,253)
                                                        ===========   ===========    ===========

Fully diluted income (loss) per share continuing        $      0.41   $     (0.05)   $      0.35
Fully diluted loss per share discontinued                     (0.01)        (0.68)         (0.75)
                                                        -----------   -----------    -----------
Fully diluted net income (loss) per share               $      0.40   $     (0.73)   $     (0.40)(1)
                                                        ===========   ===========    ===========

(1) Convertible debentures have not been assumed converted for the fully diluted earnings per share as the effect would be anti-dilutive. Had the convertible debentures been included, the number of shares would have increased by 3,450,000 in 1995, 1996 and 1997.

    As a result of reduced interest expense following conversion, the increase to net income (or decrease to net loss) would have been $2,588,000 in 1995, 1996 and 1997. These adjustments would have resulted in a fully diluted income (loss) per share of $0.47, $(0.46) and $(0.16) in 1995, 1996 and
    1997, respectively.